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SCHEDULE 14A INFORMATION
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.       )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material under Rule 14a-12
AVALONBAY COMMUNITIES, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☒	No fee required.
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2900 Eisenhower Avenue, Suite 300
Alexandria, Virginia 22314

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 5, 2004

        NOTICE IS HEREBY GIVEN that the 2004 Annual Meeting of Stockholders (the "Annual Meeting") of AvalonBay Communities, Inc., a Maryland corporation (the "Company"), will be held on Wednesday, May 5, 2004 at 10:00 a.m. local time at the Marriott Residence Inn—Old Town, 1456 Duke Street, Alexandria, VA, 22314, for the following purposes:

          1.     To elect the following eight directors to serve until the 2005 Annual Meeting of Stockholders and until their respective successors are elected and qualify: Bryce Blair, Bruce A. Choate, John J. Healy, Jr., Gilbert M. Meyer, Charles D. Peebler, Jr., Lance R. Primis, Allan D. Schuster and Amy P. Williams.

          2.     To consider and vote upon the stockholder proposal described in the accompanying Proxy Statement if properly presented at the Annual Meeting.

          3.     To transact such other business that may be properly brought before the Annual Meeting and at any postponements or adjournments thereof.

        Any action may be taken on the foregoing matters at the Annual Meeting on the date specified above, or on any date or dates to which, by original or later postponement or adjournment, the Annual Meeting may be postponed or adjourned.

        The Board of Directors has fixed the close of business on March 9, 2004 as the record date for determining the stockholders entitled to receive notice of and to vote at the Annual Meeting and at any postponements or adjournments thereof. Only holders of record of the Company's common stock, par value $0.01 per share (the "Common Stock"), at the close of business on that date will be entitled to receive notice of and to vote at the Annual Meeting and at any postponements or adjournments thereof.

        You are requested to authorize a proxy to vote your shares by filling in and signing the enclosed proxy card, which is being solicited by the Board of Directors, and by mailing it promptly in the enclosed postage-prepaid envelope. You may also authorize a proxy to vote your shares by telephone or over the Internet by following the instructions on your proxy card. Any proxy delivered by a holder of Common Stock may be revoked by a writing delivered to the Company stating that the proxy is revoked or by delivery of a properly executed, later dated proxy. Holders of record of Common Stock as of the close of business on the record date who attend the Annual Meeting may vote in person, even if they have previously delivered a signed proxy or authorized a proxy by telephone or over the Internet, but the presence (without further action) of a stockholder at the Annual Meeting will not constitute revocation of a previously delivered proxy.

By Order of the Board of Directors

Edward M. Schulman
                       Secretary

Alexandria, Virginia
March 26, 2004

AvalonBay Communities, Inc.

2900 Eisenhower Avenue, Suite 300
Alexandria, Virginia 22314

PROXY STATEMENT

FOR 2004 ANNUAL MEETING OF STOCKHOLDERS

To Be Held On May 5, 2004

March 26, 2004

        This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of AvalonBay Communities, Inc., a Maryland corporation (the "Company"), for use at the 2004 Annual Meeting of Stockholders of the Company to be held on Wednesday, May 5, 2004 at 10:00 a.m. local time at the Marriott Residence Inn—Old Town, 1456 Duke Street, Alexandria, VA, 22314, and at any postponements or adjournments thereof (the "Annual Meeting"). At the Annual Meeting, stockholders will be asked to: (1) elect eight directors of the Company, (2) consider and vote upon the stockholder proposal described in this Proxy Statement if properly presented at the Annual Meeting, and (3) transact such other business that may be properly brought before the Annual Meeting.

        This Proxy Statement and the accompanying Notice of Annual Meeting and Proxy Card are first being sent to stockholders on or about March 26, 2004. The Board of Directors has fixed the close of business on March 9, 2004 as the record date for determining the stockholders entitled to receive notice of and to vote at the Annual Meeting (the "Record Date"). Only holders of record of the Company's common stock, par value $.01 per share (the "Common Stock"), at the close of business on the Record Date will be entitled to receive notice of and to vote at the Annual Meeting. As of the Record Date, there were 71,340,769 shares of Common Stock outstanding and entitled to vote at the Annual Meeting. Holders of Common Stock outstanding as of the close of business on the Record Date will be entitled to one vote for each share of Common Stock held.

        The presence, in person or by proxy, of holders of a majority of all of the shares of Common Stock entitled to vote is necessary to constitute a quorum for the transaction of business at the Annual Meeting. Abstentions and "broker non-votes" will be counted for purposes of determining whether a quorum is present for the transaction of business at the Annual Meeting. A "broker non-vote" refers to a share represented at the Annual Meeting which is held by a broker or other nominee who has not received instructions from the beneficial owner or person entitled to vote such share and with respect to which, on one or more but not all proposals, such broker or nominee does not have discretionary voting power to vote such share.

        Whether you hold shares directly as the stockholder of record or indirectly as the beneficial owner of shares held for you by a broker or other nominee (i.e., "in street name"), you may direct your vote without attending the Annual Meeting. You may vote by granting a proxy or, for shares you hold in street name, by submitting voting instructions to your broker or nominee. In most instances, you will be able to do this either over the Internet, by telephone or by mail. Please refer to the summary instructions below and those included on your proxy card or, for shares you hold in street name, the voting instruction card provided by your broker or nominee.

        By Internet — If you have Internet access, you may submit your proxy from any location in the world by following the "By Internet" instructions on the proxy card, or, if applicable, the Internet voting instructions that may be described on the voting instruction card sent to you by your broker or nominee.

        By Telephone — If you live in the United States or Canada, you may submit your proxy by following the "By Telephone" instructions on the proxy card, or, if applicable, the telephone voting instructions that may be described on the voting instruction card sent to you by your broker or nominee.

        By Mail — You may submit your proxy by signing your proxy card and mailing it in the enclosed, postage-prepaid and addressed envelope. For shares you hold in street name, you may sign the voting instruction card included by your broker or nominee and mail it in the envelope provided.

        You may change your proxy instructions at any time prior to the vote at the Annual Meeting. For shares held directly in your name, you may do this by delivering a properly executed, later dated proxy, by filing a written revocation with the Secretary of the Company at the address of the Company set forth above, or by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting without further action will not cause your previously granted proxy to be revoked. You may change your proxy instructions for shares you beneficially own by submitting new voting instructions to your broker or nominee.

        If a properly signed proxy is submitted but not marked as to a particular item, the proxy will be voted FOR the election of the eight nominees for director of the Company named in this Proxy Statement, and AGAINST the stockholder proposal relating to shareholder rights plans. It is not anticipated that any matters other than those set forth in the Proxy Statement will be presented at the Annual Meeting. If other matters are presented, proxies will be voted in accordance with the discretion of the proxy holders.

        The Company's 2003 Annual Report to Stockholders, including financial statements for the fiscal year ended December 31, 2003, is being mailed to stockholders concurrently with this Proxy Statement. The Annual Report, however, is not part of the proxy solicitation material. A copy of the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission ("SEC") may be obtained free of charge by writing to AvalonBay Communities, Inc., 2900 Eisenhower Avenue, Suite 300, Alexandria, Virginia 22314, Attention: Chief Financial Officer or in the "Investor Relations" section of the Company's website (www.avalonbay.com).

PROPOSAL 1
ELECTION OF DIRECTORS

        The Board of Directors consists of eight members. The Board has nominated for election each of the eight current directors. Accordingly, eight nominees will stand for election at the Annual Meeting and if elected will serve until the 2005 annual meeting of stockholders and until their successors are elected and qualify. The following individuals have been nominated by the Board of Directors to serve as directors: Bryce Blair, Bruce A. Choate, John J. Healy, Jr., Gilbert M. Meyer, Charles D. Peebler, Jr., Lance R. Primis, Allan D. Schuster and Amy P. Williams (the "Nominees"). The Board of Directors anticipates that each of the Nominees, if elected, will serve as a director. However, if any person nominated by the Board of Directors is unable to serve or for good cause will not serve, the proxies will be voted for the election of such other person as the Board of Directors may recommend.

Required Vote and Recommendation

        Only holders of record of Common Stock as of the close of business on the Record Date are entitled to vote on this proposal. Proxies will be voted for all of the Nominees unless contrary instructions are set forth on the enclosed Proxy Card. The affirmative vote of the holders of a majority of all outstanding shares of Common Stock is required to elect a Nominee. Accordingly, a vote withheld from a Nominee (i.e., an abstention) will have the same effect as a vote against the Nominee. Because there are eight Nominees for eight Board positions, if a Nominee who is currently a director fails to receive the affirmative vote of the holders of a majority of all outstanding shares of Common Stock, then the Nominee shall remain a director until such director's successor is duly elected and qualifies.

  The Board of Directors unanimously recommends a vote FOR all of the Nominees.

Information Regarding Nominees and Executive Officers

        The following table sets forth certain information with respect to the Nominees for election as directors at the Annual Meeting based on information furnished to the Company by each Nominee.

        Unless otherwise specified, the following information is as of February 1, 2004 and is based upon 70,975,692 shares of Common Stock outstanding at the close of business on such date.

Name of Nominee	Age	Director Since	Amount and Nature of Beneficial Ownership of Common Stock (1)		Percent of Class
Bryce Blair	45	2001	502,782	(2)	*
Bruce A. Choate	56	1994	50,500	(3)	*
John J. Healy, Jr.	57	1996	65,000	(4)	*
Gilbert M. Meyer	59	1978	1,431,965	(5)	2.0%
Charles D. Peebler, Jr.	67	2001	19,000	(6)	*
Lance R. Primis	57	1998	33,825	(7)	*
Allan D. Schuster	62	1998	68,606	(8)	*
Amy P. Williams	47	2001	21,500	(9)	*

*
Less than one percent.

(1)
Except as otherwise noted, each individual in this table has sole voting and investment power over the shares listed.

(2)
Includes (i) 369,049 shares issuable upon the exercise of stock options that vest on or before April 1, 2004 and (ii) 435 shares held indirectly for minor children.

(3)
Includes 49,000 shares issuable upon the exercise of stock options that vest on or before April 1, 2004. Does not include 17,699 shares issuable in the future under deferred stock awards granted to Mr. Choate in lieu of restricted stock awards pursuant to elections under the Company's 1994 Stock Incentive Plan, as amended and restated (the "Stock Incentive Plan").

(4)
Includes 59,000 shares issuable upon the exercise of stock options that vest on or before April 1, 2004. Does not include 13,501 shares issuable in the future under deferred stock awards granted to Mr. Healy in lieu of restricted stock awards pursuant to elections under the Stock Incentive Plan.

(5)
Includes (i) 375,400 shares issuable upon the exercise of stock options that vest on or before April 1, 2004 and (ii) 1,056,565 shares owned jointly with spouse. Does not include 33,802 shares issuable in the future under deferred stock awards granted to Mr. Meyer in lieu of restricted stock awards pursuant to elections made under the Stock Incentive Plan.

(6)
Includes 14,000 shares issuable upon the exercise of stock options that vest on or before April 1, 2004. Does not include 5,418 shares issuable in the future under deferred stock awards granted to Mr. Peebler pursuant to an election under the Stock Incentive Plan.

(7)
Includes 24,000 shares issuable upon the exercise of stock options that vest on or before April 1, 2004.

(8)
Includes 59,366 shares issuable upon the exercise of stock options that vest on or before April 1, 2004. Does not include 10,365 shares issuable in the future under deferred stock awards granted to Mr. Schuster in lieu of restricted stock awards pursuant to elections under the Stock Incentive Plan.

(9)
Includes 14,000 shares issuable upon the exercise of stock options that vest on or before April 1, 2004.

        The following biographical descriptions set forth information with respect to the Nominees and the executive officers of the Company who are not directors, based on information furnished to the Company by each Nominee and executive officer. There is no family relationship between any director, Nominee, or executive officer of the Company. Officers of the Company are elected annually at the first meeting of the Board of Directors following each annual meeting of stockholders. Each officer holds office until the first meeting of the Board of Directors following the next annual meeting of stockholders and until his or her successor is duly elected and qualifies or until his or her earlier death, resignation or removal in the manner provided in the Company's Bylaws.

Nominees for Election as Directors

Employee Director:

        Bryce Blair has been a director of the Company since May 2001. Mr. Blair has also served as the Company's Chairman of the Board since January 1, 2002, Chief Executive Officer since February 1, 2001 and President since September 2000. Mr. Blair was the Chief Operating Officer of the Company from February 1999 to February 2001. Prior to February 1999, Mr. Blair had served as Senior Vice President—Development, Acquisitions and Construction since the merger of the Company and Avalon Properties, Inc. in June 1998 (the "Merger"), the same position he held with Avalon Properties from its formation in August 1993 through June 1998. Mr. Blair worked for the Northeast Group of Trammell Crow Residential ("TCR") from 1985 until 1993 and was the partner responsible for overseeing development and acquisition of multifamily opportunities throughout Massachusetts, Rhode Island and Long Island, New York. Mr. Blair received his Masters degree in Business Administration from Harvard Business School in 1985. He graduated magna cum laude with an undergraduate degree in Civil Engineering from the University of New Hampshire. He is a member of the Urban Land Institute ("ULI"), the National Multi Housing Council, The Real Estate Round Table and The Young Presidents

Organization (the "YPO"), and he is on the Board of Governors of the National Association of Real Estate Investment Trusts ("NAREIT").

Non-Employee Directors:

        Bruce A. Choate has been a director of the Company since April 1994. In December 2002, Mr. Choate was elected to the Board of Directors of Watson Land Company, a privately-held real estate investment trust ("REIT") in Carson, California. At that time, Mr. Choate was also appointed as its President and Chief Executive Officer. Prior to December 2002, Mr. Choate had served since 1991 as Watson Land Company's Chief Financial Officer. Prior to joining Watson Land Company, Mr. Choate was employed by Bixby Ranch Company, a privately-held real estate investment company in Seal Beach, California, as Senior Vice President and Chief Financial Officer. Previously, Mr. Choate held various management positions with national banking and mortgage banking organizations. He holds membership in the ULI, NAREIT, the Real Estate Investment Advisory Council, The Real Estate Round Table, and the National Association of Industrial and Office Property ("NAIOP"), and he serves on the Board of Directors of the Los Angeles Chamber of Commerce and the Los Angeles Economic Development Corporation.

        John J. Healy, Jr. has been a director of the Company since 1996. Mr. Healy is Co-Founder and CEO of Hyde Street Holdings, Inc., an investor in real estate and real estate related entities. Previously, Mr. Healy co-founded the Hanford/Healy Companies (1988), a real estate investment, asset management and consulting company, which was purchased by GMAC Commercial Mortgage, a subsidiary of General Motors, in September 1996. Mr. Healy has also held various management positions with real estate and financial firms including: The Federal Asset Disposition Association (predecessor to the Resolution Trust Corporation), Bank of America (COO and Director of Technical Services for a real estate subsidiary) and Manufacturers Hanover Trust Company (VP). Mr. Healy sits on the board of The Rosalind Russell Research Center for Arthritis (UCSF). Memberships in professional associations include: ULI (Affordable Housing Council), American Society of Real Estate Counselors (CRE) and American Institute of Real Estate Appraisers (MAI).

        Gilbert M. Meyer has been a director of the Company since 1978. Mr. Meyer is the Company's Founder and has been continuously involved with the Company as an executive officer, director and/or stockholder since 1978. Mr. Meyer served as Executive Chairman of the Company from the date of the Merger until his retirement from that position in May 2000. Mr. Meyer entered into a three-year consulting agreement with the Company that began following his retirement in May 2000 (see "Certain Relationships and Related Transactions"). Prior to the completion of the Merger, Mr. Meyer served as the Company's Chairman, President and Chief Executive Officer. Mr. Meyer is also the founder and remains a major stockholder and President of Greenbriar Homes Communities, Inc., a private for-sale, single-family home building company in the San Francisco Bay Area. He is also a member of the Haas School of Business Advisory Board, University of California at Berkeley, a member of the Policy Advisory Board of the Fisher Center for Real Estate and Urban Economics, University of California at Berkeley, and a member of the boards of a number of artistic, religious and philanthropic non-profit organizations.

        Charles D. Peebler, Jr. has been a director of the Company since May 2001. Mr. Peebler is Managing Director of Plum Capital L.L.C., a venture capital firm concentrating on media content investments. Prior to joining Plum Capital in April 1999, Mr. Peebler was, from December 1997 to April 1999, President of True North Communications, Inc., a worldwide advertising agency holding company. Prior to that position, Mr. Peebler had served for many years as President of Bozell, Jacobs, Kenyon & Eckhardt, a worldwide advertising agency which was acquired by True North in 1997. Mr. Peebler currently serves on the Board of Directors of Valmont Industries, Meredith Corporation, EOS International, Inc., Hotlink Inc., and mPulse. Mr. Peebler also has served on the Board of

Directors of several advertising and media associations and is a past president of the Chief Executives Organization.

        Lance R. Primis has been a director of the Company since June 1998. Effective January 1, 2003, Mr. Primis was designated the Lead Independent Director of the Company (see "Board of Directors and its Committees—Lead Independent Director"). Since 1997, Mr. Primis has been the managing partner of Lance R. Primis & Partners, LLC, a management consulting firm with clients in the media industry. From 1969 to 1996, Mr. Primis was employed in various positions by The New York Times Company, including the positions of President and Chief Operating Officer which he held from 1992 to 1996. In addition, Mr. Primis was the President and General Manager of The New York Times from 1988 to 1992. From April 1998 to September 2000, Mr. Primis served as co-founder and Chairman of PressPoint, Inc., a start-up enterprise that engaged in the digital transmission of newspapers through a digital satellite network. In September 2000, PressPoint, Inc. ceased operations and subsequently filed for bankruptcy under Chapter 7 of the federal bankruptcy laws. In addition, Mr. Primis is a member of the Board of Directors of Torstar Corporation, Metro International S.A., and Plum Holdings, LLC.

        Allan D. Schuster has been a director of the Company since June 1998 and was a director of Avalon Properties from December 1993 through June 1998. Mr. Schuster has been a private investor since June 1993. From April 1988 until June 1993, he was Chairman and Chief Executive Officer of the Travelers Realty Investment Company, where he directed that company's investment activities in commercial and agricultural real estate. During this same period, Mr. Schuster was Chairman and Chief Executive Officer of Prospect Company, a real estate development company. From December 1972 to September 1987, Mr. Schuster was with Citibank, N.A., where during the last five years of that term he was Managing Director of Citicorp Real Estate, Inc. Mr. Schuster is a member of the Appraisal Institute and the ULI.

        Amy P. Williams has been a director of the Company since May 2001. Ms. Williams is Vice President, Finance & Planning, of Allstate Insurance Company, the largest publicly-traded personal lines insurer in the United States. Prior to assuming that office, Ms. Williams was Vice President, Corporate Strategy for Allstate. Prior to joining Allstate in 1999, Ms. Williams had been a Partner since 1996 at Mitchell Madison Group, a global management consulting firm, where she headed the Chicago office and led the merger integration practice. From 1992 to 1996, Ms. Williams was a member of the senior management team of USF&G, Inc., a multi-line insurer based in Baltimore, Maryland, and her positions there included Senior Vice President, Strategy, and Senior Vice President, Human Resources. Prior to joining USF&G, Ms. Williams was a Senior Engagement Manager in McKinsey & Company's Chicago office.

Executive Officers Who Are Not Directors

        Samuel B. Fuller, 42, has been Executive Vice President—Development and Construction for the Company nationally since February 2001. Prior to assuming that office, Mr. Fuller served as Senior Vice President—Development and Construction since January 2000. Prior to those positions, he had served since the Merger as the Company's Regional Vice President—Development and Acquisitions, with responsibility in the Northeast and Pacific Northwest regions of the country. From August 1993 until the Merger, Mr. Fuller served as Avalon Properties' Vice President of Development for Connecticut and New York. Mr. Fuller worked for the Northeast Group of TCR from 1989 until 1993 and was the partner responsible for overseeing development and acquisition of multifamily opportunities throughout Connecticut and New York state excluding Long Island. Mr. Fuller received his Masters of Business Administration in 1989 from Harvard Business School and has a Bachelor of Science Degree in Mechanical Engineering from the University of New Hampshire College of Engineering and Physical Sciences.

        Leo S. Horey, 41, has been Executive Vice President—Property Operations since January 2004 and was Senior Vice President—Property Operations from February 2001 through December 2003. Prior to assuming that office, Mr. Horey had served since the Merger as Regional Vice President—Property Operations, primarily with oversight of the Company's West Coast operations. Prior to the Merger, Mr. Horey had served since 1994 as Vice President—Property Operations for Avalon Properties with responsibility for numerous properties in Virginia, Maryland and the District of Columbia. Previously, Mr. Horey had worked for TCR since 1990, concentrating in acquisitions and dispositions. Mr. Horey received his Masters of Business Administration from the Kenan-Flagler Business School at the University of North Carolina at Chapel Hill where he was a Richard H. Jenrette Fellow. He also holds a Bachelor of Science degree in Computer Science and Economics from Duke University.

        Timothy J. Naughton, 42, has been Chief Operating Officer since February 2001. Mr. Naughton is responsible for the performance and coordination of development, construction, property operations, marketing and investments. Prior to assuming the Chief Operating Officer role, Mr. Naughton served as Senior Vice President—Chief Investment Officer since January 2000, overseeing the Company's investment strategy for real estate and non-real estate related investments. Prior to becoming the Chief Investment Officer, Mr. Naughton served since the formation of Avalon Properties in August 1993 as the Company's Regional Vice President—Development and Acquisitions, with responsibility primarily in the Mid-Atlantic and Midwest regions of the country. Mr. Naughton has been with the Company or its predecessors since 1989. Mr. Naughton is a member of the Multifamily Council of ULI and a member of NMHC, where he serves on the Executive Committee. Mr. Naughton received his Masters of Business Administration from Harvard Business School in 1987 and earned his undergraduate degree in Economics with High Distinction from the University of Virginia, where he was elected Phi Beta Kappa.

        Charlene Rothkopf, 52, has been Executive Vice President—Human Resources since January 2004 and joined the Company in March 2000 as Senior Vice President—Human Resources. Ms. Rothkopf is responsible for all human resource activities within the Company, including compensation, benefits, payroll, employment, associate relations, associate communications, and training and development. Immediately prior to joining the Company, Ms. Rothkopf was founder and President of Human Capital Group, a management consulting firm specializing in strategic planning and human resource development. From 1996 to 1999, Ms. Rothkopf was Vice President of Operations Human Resources for Host Marriott Services Corporation, and from 1993 to 1996 she was Vice President of Human Resources Planning and Development for Host Marriott Corporation. From 1983 to 1993, Ms. Rothkopf was employed by Marriott Corporation, most recently as Director of Benefit Operations. Ms. Rothkopf holds an undergraduate degree and a masters degree in administration and supervision from the University of Maryland, and she performed doctoral work at George Washington University in Human Resources Development and Management Science.

        Thomas J. Sargeant, 45, has been Chief Financial Officer and Treasurer since the Merger. In addition, since January 2000, Mr. Sargeant has held the additional title of Executive Vice President and, prior to that, since the Merger, held the additional title of Senior Vice President. Mr. Sargeant is responsible for all of the financial operations of the Company, including capital markets/finance, financial reporting and financial services. Mr. Sargeant is also the chief officer in charge of information technologies. From March 1995 through June 1998, Mr. Sargeant served as the Chief Financial Officer and Secretary of Avalon Properties, and he was Treasurer of Avalon Properties from its formation in August 1993 through June 1998. Mr. Sargeant, a certified public accountant, is a magna cum laude graduate of the University of South Carolina where he was elected to Phi Beta Kappa and the Honors College. Mr. Sargeant is a director of Realeum, Inc., a private company engaged in the development of an on-site property management system and leasing automation system; the Company has a minority equity interest in Realeum, Inc.

Code of Ethics

        The Company has adopted a Code of Conduct, which constitutes a "code of ethics" as defined by the SEC, that applies to the Company's Chief Executive Officer and President, Chief Financial Officer, principal accounting officer and controller, as well as to all other employees of the Company. The Company has also adopted a Conflict of Interest Policy applicable to directors. A copy of the Code of Conduct and the Conflict of Interest Policy may be obtained free of charge by writing to AvalonBay Communities, Inc., 2900 Eisenhower Avenue, Suite 300, Alexandria, Virginia 22314, Attention: Chief Financial Officer or in the "Investor Relations" section of the Company's website (www.avalonbay.com). To the extent required or permitted by the rules of the SEC and the New York Stock Exchange ("NYSE"), we will disclose amendments and waivers relating to these documents in the same place on our website.

Board of Directors and its Committees

        Board of Directors.    The Board of Directors consists of eight directors. The Board of Directors met nine times during 2003. The Board of Directors schedules executive sessions at each regular meeting of the Board of Directors, in which the Company's non-employee directors meet without management participation. Each of the directors attended at least 75% of the total number of meetings of the Board of Directors and meetings of the committees of the Board of Directors of which he or she was a member, with the exception of Mr. Peebler, who attended approximately 62% of the total meetings of the Board of Directors and meetings of the committees of the Board of Directors of which he was a member. The Board expects all directors to attend annual meetings of stockholders, and all directors were in attendance at the 2003 Annual Meeting of Stockholders.

        Audit Committee.    The Board of Directors has established an Audit Committee. Since the date of the 2003 Annual Meeting of Stockholders, the members of this committee have been Messrs. Choate (Chair) and Schuster and Ms. Williams. The Board of Directors has determined that Mr. Choate is an "audit committee financial expert" as defined by the SEC. Mr. Choate's designation by the Board as an "audit committee financial expert" is not intended to be a representation that he is an expert for any purpose as a result of such designation, nor is it intended to impose on him any duties, obligations or liability that are greater than the duties, obligations or liability imposed on him as a member of the Audit Committee and Board in the absence of such designation. The Board of Directors has determined that the members of the Audit Committee, including the audit committee financial expert, are "independent" under the rules of the NYSE and the SEC. The Audit Committee, among other functions, has the sole authority to appoint and replace the independent auditor, is responsible for the compensation and oversight of the work of the independent auditor, reviews the results of the audit engagement with the independent auditor, and reviews and discusses with management and the independent auditor quarterly and annual financial statements and major changes in accounting and auditing principles. The Audit Committee met seven times during 2003. The Board of Directors has adopted a written charter for the Audit Committee. A copy of the Audit Committee Charter may be obtained free of charge by writing to AvalonBay Communities, Inc., 2900 Eisenhower Avenue, Suite 300, Alexandria, Virginia 22314, Attention: Chief Financial Officer or in the "Investor Relations" section of the Company's web site (www.avalonbay.com).

        Compensation Committee.    The Board of Directors has established a Compensation Committee. Since the date of the 2003 Annual Meeting of Stockholders, the members of this committee have been Ms. Williams (Chair) and Messrs. Healy and Peebler. The Board of Directors has determined that the members of the Compensation Committee are "independent" under the rules of the NYSE. The Compensation Committee, among other functions, reviews, designs and determines compensation structures, programs and amounts, establishes corporate and management performance goals and objectives, and administers the Company's incentive compensation plans, including the Company's Stock Incentive Plan. The Compensation Committee also reviews employment agreements and arrangements with officers. The Compensation Committee met six times during 2003. The Board of Directors has adopted a written charter for the Compensation Committee. A copy of the Compensation Committee Charter may be obtained free of charge by writing to AvalonBay Communities, Inc., 2900 Eisenhower Avenue, Suite 300, Alexandria, Virginia 22314, Attention: Chief Financial Officer or in the "Investor Relations" section of the Company's web site (www.avalonbay.com).

        Nominating and Corporate Governance Committee.    The Board of Directors has established a Nominating and Corporate Governance Committee. From the date of the 2003 Annual Meeting of Stockholders through March 15, 2004, the members of this committee were Messrs. Schuster (Chair), Choate, Healy and Peebler. Since March 15, 2004, the members of this committee have been Messrs. Schuster (Chair) and Primis. The Board of Directors has determined that the members of the Nominating and Corporate Governance Committee are "independent" under the rules of the NYSE. The Nominating and Corporate Governance Committee was formed to, among other functions, identify individuals qualified to become Board members, consider policies relating to Board and committee meetings, recommend the establishment or dissolution of Board committees and address other issues regarding corporate governance. In addition to holding one formal committee meeting during 2003, the members of the Nominating and Corporate Governance Committee met with the other independent directors at a number of meetings at which topics related to the above were discussed, including the establishment of a Board evaluation process and the adoption of corporate governance guidelines. The Board of Directors has adopted a written charter for the Nominating and Corporate Governance Committee. A copy of the Nominating and Corporate Governance Committee Charter may be obtained free of charge by writing to AvalonBay Communities, Inc., 2900 Eisenhower Avenue, Suite 300, Alexandria, Virginia 22314, Attention: Chief Financial Officer or in the "Investor Relations" section of the Company's web site (www.avalonbay.com).

        In evaluating and determining whether to recommend a person as a candidate for election as a director, the Nominating and Corporate Governance Committee considers the qualifications set forth in the Company's corporate governance guidelines, which include business and professional background; history of leadership or contributions to other organizations; function skill set and expertise; general understanding of marketing, finance, accounting and other elements relevant to the success of a publicly-traded company in today's business environment; and other board service. The Nominating and Corporate Governance Committee may employ a variety of methods for identifying and evaluating nominees for director. The Committee may asses the size of the Board, the need for particular expertise on the Board, the upcoming election cycle of the Board and whether any vacancies are expected, due to retirement or otherwise. In the event that vacancies are anticipated or otherwise arise, the Committee will consider various potential candidates for director which may come to the Committee's attention through current Board members, professional search firms, stockholders or other persons. These candidates are evaluated at regular or special meetings of the Committee, and may be considered at any point during the year.

        In exercising its function of recommending individuals for nomination by the Board for election as directors, the Nominating and Corporate Governance Committee considers nominees recommended by stockholders. The procedure by which stockholders may submit such recommendations is set forth in the Company's Bylaws. See "Other Matters—Stockholder Proposals for Annual Meetings." When nominations are properly submitted, the Nominating and Corporate Governance Committee will consider candidates recommended by stockholders under the criteria summarized above. Following verification of the stockholder status of persons proposing candidates, the Committee makes an initial analysis of the qualifications of any candidate recommended by stockholders or others pursuant to the criteria summarized above to determine whether the candidate is qualified for service on the Company's Board of Directors before deciding to undertake a complete evaluation of the candidate. If any materials are provided by a stockholder or professional search firm in connection with the nomination of a director candidate, such materials are forwarded to the Committee as part of its review. The same identifying and evaluating procedures apply to all candidates for director nomination, including candidates submitted by stockholders.

        If you would like the Nominating and Corporate Governance Committee to consider a prospective candidate, please submit the candidate's name and qualifications, and other information in accordance with the requirements for director nominations by shareholders in the Company's Bylaws, to: Edward M. Schulman, Corporate Secretary, AvalonBay Communities, Inc., 2900 Eisenhower Avenue, Suite 300, Alexandria, Virginia 22314.

        Investment and Finance Committee.    The Board of Directors has established an Investment and Finance Committee. Since the date of the 2003 Annual Meeting of Stockholders, the members of this committee have been Messrs. Healy (Chair), Blair, Choate, Meyer, Peebler and Schuster. The Investment and Finance Committee was formed to, among other things, review and monitor the acquisition, disposition, development and redevelopment of the Company's communities, and review and monitor the financial structure, capital sourcing strategy and financial plans and projections of the Company. The Investment and Finance Committee has authority, subject to certain limits and guidelines set by the Board of Directors and Maryland law, to approve investment and financing activity. The Investment and Finance Committee met nine times during 2003.

        Lead Independent Director.    To help assure sound corporate governance practices, the Board established, as of January 1, 2003, the role of Lead Independent Director and Mr. Primis currently serves in that role. Mr. Primis' role as Lead Independent Director includes chairing meetings of the independent directors; helping to encourage and facilitate communications among the independent directors, the Chairman and management, as well as facilitating communications among committees of the Board; and acting as a contact person for those who wish to communicate with the independent directors.

        Independence of the Board.    The NYSE has recently adopted new independence standards for companies listed on the NYSE, including the Company. These standards require a majority of the Board to be independent and every member of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee to be independent. A director is considered independent only if the Board of Directors "affirmatively determines that the director has no material relationship with the listed company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the company)." In addition, the NYSE provides that:

  •
  A director who is an employee, or whose immediate family member is an executive officer, of the Company is not independent until three years after the end of such employment relationship;

  •
  A director who receives, or whose immediate family member receives, more than $100,000 per year in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), is not independent until three years after he or she ceases to receive more than $100,000 per year in such compensation;

  •
  A director who is affiliated with or employed by, or whose immediate family member is affiliated with or employed in a professional capacity by, a present or former internal or external auditor of the Company is not independent until three years after the end of the affiliation or the auditing relationship;

  •
  A director who is employed, or whose immediate family member is employed, as an executive officer of another company where any of the Company's present executives serve on that company's compensation committee is not independent until three years after the end of such service or the employment relationship;

  •
  A director who is an executive officer or an employee, or whose immediate family member is an executive officer, of a company that makes payments to, or receives payments from, the Company for property or services in an amount which, in a single fiscal year, exceeds the greater of $1 million, or 2% of such other company's consolidated gross revenues, is not independent until three years after falling below such threshold.

The Board of Directors, using the above standards for determining the independence of its members, has determined that all directors are independent except for (i) Mr. Blair, who currently serves as the Company's Chief Executive Officer and President, and (ii) Mr. Meyer, whose consulting agreement with the Company, following his departure as Executive Chairman, expired in May 2003. For a description of Mr. Meyer's consulting arrangement, see "Certain Relationships and Related Transactions—Consulting and Non-Competition Arrangement with Mr. Meyer."

Contacting the Board

        You may contact any of our directors, including the Lead Independent Director or our independent directors as a group, by writing to them c/o AvalonBay Communities, Inc., 2900 Eisenhower Ave., Suite 300, Alexandria, VA 22314, attention Corporate Secretary. Your letter should clearly specify the name of the individual director or group of directors to whom your letter is addressed. Any communications received in this manner will be forwarded as addressed.

Director Compensation

        A director of the Company who is also an employee receives no additional compensation for his services as a director.

        In accordance with the Stock Incentive Plan, on May 21, 2003 each of the Company's non-employee directors automatically received options to purchase 7,000 shares of Common Stock at the last reported sale price of the Common Stock on the NYSE on such date and a restricted stock grant of 2,500 shares of Common Stock (or a deferred stock award in lieu thereof). Subject to accelerated vesting under limited circumstances, all of such stock options will become exercisable one year after the date of grant and will expire ten years after the date of grant, and such shares of restricted stock (or deferred stock awards) granted to non-employee directors will vest at the rate of 20% on the date of issuance and on each of the first four anniversaries of the date of issuance. If a director elected to receive a deferred stock award in lieu of restricted stock, then, at the time of such election, the director also elected at what time in the future he or she will receive shares of stock in respect of the vested portion of the deferred stock award.

        During 2003, the Board reviewed the compensation of the Company's directors and determined to modify director compensation for periods beginning after the May 2004 Annual Meeting of Stockholders. As modified, on the fifth business day following the 2004 Annual Meeting of Stockholders and subsequent Annual Meetings, each of the Company's non-employee directors will automatically receive a grant of a number of shares of restricted stock (or a deferred stock award in lieu thereof) equal to $100,000 based on the last reported sale price of the Common Stock on the NYSE on the date five business days after the previous year's annual meeting of stockholders. For 2004, non-employee directors will receive a restricted stock or deferred stock grant of 2,318 shares of Common Stock ($100,000 divided by $43.14, the closing price of the Company's Common Stock on May 21, 2003, the fifth business day following the May 14, 2003 Annual Meeting of Stockholders). Such restricted stock and deferred stock will vest in accordance with the schedule described above for the 2003 director grants. In addition, following the 2004 Annual Meeting of Stockholders, non-employee directors will receive an annual payment of $30,000 per year, payable in quarterly installments of $7,500. A non-employee director may elect to receive all or a portion of such cash payment in the form of a deferred stock award.

        In consideration for serving as Lead Independent Director, Mr. Primis currently receives, in addition to the compensation described above, an annual fee of $30,000 payable in equal monthly installments of $2,500.

Executive Compensation

        The following table sets forth, for each of the Company's last three fiscal years, the annual compensation awarded to (a) the person who served as the Company's chief executive officer during 2003, and (b) the four other executive officers of the Company who, on the basis of annual salary and bonus, were the most highly compensated officers of the Company other than the chief executive officer during 2003 (collectively, the "Named Executive Officers").

Summary Compensation Table

		Annual Compensation		Long-Term Compensation Awards
Name and Principal Position	Year	Salary($)	Bonus($)(1)	Securities Underlying Options(#)(2)	Restricted Stock Awards($)(3)		All Other Compensation ($)(4)(5)(6)
Bryce Blair Chairman, President and Chief Executive Officer	2003 2002 2001	561,467 478,053 441,147	585,329 325,076 479,999	104,312 42,000 51,600	1,004,005 372,502 509,185	(7) (8) (9)	148,448 71,385 70,404
Timothy J. Naughton Chief Operating Officer	2003 2002 2001	370,549 350,000 335,115	343,499 210,263 405,518	56,246 24,000 37,733	619,850 172,896 345,577	(10) (11) (12)	85,541 40,496 39,263
Thomas J. Sargeant Executive Vice President, Chief Financial Officer and Treasurer	2003 2002 2001	349,983 330,000 325,039	320,497 198,248 389,756	45,202 20,700 33,920	441,232 160,469 326,254	(13) (14) (15)	90,799 36,691 36,644
Samuel B. Fuller Executive Vice President-Development/Construction	2003 2002 2001	346,539 330,000 318,423	283,589 227,933 329,539	38,731 23,994 33,323	381,676 172,860 305,190	(16) (17) (18)	79,789 39,596 39,213
Leo S. Horey Executive Vice President-Property Operations	2003 2002 2001	290,425 285,700 275,985	180,731 131,693 218,452	33,576 19,221 29,676	330,114 174,481 271,764	(19) (20) (21)	41,428 16,582 16,196

(1)
Cash bonuses may be paid under the Company's corporate bonus program in the discretion of the Compensation Committee to executive officers upon the attainment of performance-based criteria established by the Committee. For a general description of the program, see "Compensation Committee Report on Executive Compensation."

(2)
The options to purchase Common Stock that are listed for 2003, 2002 and 2001 consist of options granted on February 12, 2004, February 12, 2003 and February 13, 2002, respectively, except that, in the case of Mr. Blair, the options listed for 2002 consist of 15,000 options granted on December 12, 2002 and 27,000 options granted on February 12, 2003.

(3)
With respect to all shares of restricted stock described in this table and in footnotes (7) through (21), except as may otherwise be noted, 20% of the shares vested on March 1 in the year of issuance and the remaining 80% of the shares vest in four equal annual installments on the anniversaries of that date, subject to accelerated vesting (in the case of termination of employment without cause, death or disability, or a change in control of the Company (as defined in the Stock Incentive Plan)) or forfeiture of unvested shares (in the case of termination of employment for any other reason). Dividends are payable on the shares. As of December 31, 2003, the total holdings of restricted stock (i.e., shares still subject to vesting) of the Named Executive Officers and the market value of such holdings (based on the last reported sale price of the Common Stock on the NYSE on such date of $47.80) were as follows: Mr. Blair—55,600 shares ($2,657,680); Mr. Naughton—38,917 shares ($1,860,233); Mr. Sargeant—56,189 shares ($2,685,834); Mr. Fuller—22,691 shares ($1,084,630); and Mr. Horey—33,498 shares ($1,601,204).

(4)
For 2003, includes (i) amounts contributed by the Company to the Named Executive Officers' 401(k) accounts in the following amounts: Mr. Blair—$6,000; Mr. Naughton—$6,000; Mr. Sargeant—$6,000; Mr. Fuller—$6,000; and Mr. Horey—$6,000; (ii) premiums paid by the Company in February 2003 for Company-owned life insurance policies on the lives of the Named Executive Officers for which the Company has endorsed the respective policies so that any death benefit, in excess of the cumulative premiums paid by the Company, will be paid to the beneficiaries of the deceased, which premiums were in the following amounts with respect to the associated policy for each officer (such amounts representing payment of a whole-life premium with the intent of building cash value in the Company-owned policy): Mr. Blair—$135,711; Mr. Naughton—$76,240; Mr. Sargeant—$80,968; Mr. Fuller—$73,789; and Mr. Horey—$35,428; and (iii) premiums paid by the Company in 2003 for certain officers' supplemental disability insurance in the following amounts: Mr. Blair—$6,737; Mr. Naughton—$3,301; and Mr. Sargeant—$3,831.

(5)
For 2002, includes (i) amounts contributed by the Company to the Named Executive Officers' 401(k) accounts in the following amounts: Mr. Blair—$5,500; Mr. Naughton—$5,500; Mr. Sargeant—$5,500; Mr. Fuller—$5,500; and Mr. Horey—$5,500; (ii) premiums paid by the Company in February 2002 for the Named Executive Officers' split dollar life insurance policies in the following amounts: Mr. Blair—$60,384; Mr. Naughton—$34,146; Mr. Sargeant—$27,336; Mr. Fuller—$34,096; and Mr. Horey—$11,082; and (iii) premiums paid by the Company in 2002 for certain officers' supplemental disability insurance in the following amounts: Mr. Blair—$5,501; Mr. Naughton—$850; and Mr. Sargeant—$3,855.

(6)
For 2001, includes (i) amounts contributed by the Company to Named Executive Officers' 401(k) accounts in the following amounts: Mr. Blair—$5,100; Mr. Naughton—$5,100; Mr. Sargeant—$5,100; Mr. Fuller—$5,100; and Mr. Horey—$5,100; (ii) premiums paid by the Company in 2001 for the Named Executive Officers' split dollar life insurance policies in the following amounts: Mr. Blair—$60,434; Mr. Naughton—$34,163; Mr. Sargeant—$27,830; Mr. Fuller—$34,113; and Mr. Horey—$11,096 and (iii) premiums paid by the Company in 2001 for certain officers' supplemental disability insurance in the following amounts: Mr. Blair—$4,870; and Mr. Sargeant—$3,714.

(7)
Consists of 19,842 shares of restricted stock awarded as of February 12, 2004, valued at $50.60 per share.

(8)
Consists of (i) 3,000 shares of restricted stock awarded as of December 12, 2002 (20% of which were immediately vested and 20% of which vested on each anniversary thereafter), valued at $38.92 per share, and (ii) 7,100 shares of restricted stock awarded as of February 12, 2003, valued at $36.02 per share.

(9)
Consists of 11,120 shares of restricted stock awarded as of February 13, 2002, valued at $45.79 per share.

(10)
Consists of 12,250 shares of restricted stock awarded as of February 12, 2004, valued at $50.60 per share.

(11)
Consists of 4,800 shares of restricted stock awarded as of February 12, 2003, valued at $36.02 per share.

(12)
Consists of 7,547 shares of restricted stock awarded as of February 13, 2002, valued at $45.79 per share.

(13)
Consists of 8,720 shares of restricted stock awarded as of February 12, 2004, valued at $50.60 per share.

(14)
Consists of 4,455 shares of restricted stock awarded as of February 12, 2003, valued at $36.02 per share.

(15)
Consists of 7,125 shares of restricted stock awarded as of February 13, 2002, valued at $45.79 per share.

(16)
Consists of 7,543 shares of restricted stock awarded as of February 12, 2004, valued at $50.60 per share.

(17)
Consists of 4,799 shares of restricted stock awarded as of February 12, 2003, valued at $36.02 per share.

(18)
Consists of 6,665 shares of restricted stock awarded as of February 13, 2002, valued at $45.79 per share.

(19)
Consists of 6,524 shares of restricted stock awarded as of February 12, 2004, valued at $50.60 per share.

(20)
Consists of 4,844 shares of restricted stock awarded as of February 12, 2003, valued at $36.02 per share.

(21)
Consists of 5,935 shares of restricted stock awarded as of February 13, 2002, valued at $45.79 per share.

Option Grants with respect to Fiscal Year 2003

        The following table sets forth the options to purchase Common Stock granted with respect to the fiscal year ended December 31, 2003 to the Company's Named Executive Officers.

Name	Number of Shares Underlying Options Granted (#)(1)(2)	Percent of Total Options Granted to Employees for Fiscal Year 2003	Exercise Price ($/Sh)	Grant Date	Expiration Date	Grant Date Present Value $(3)
Bryce Blair	104,312	18.91%	50.60	2/12/04	2/12/14	$401,601
Timothy J. Naughton	56,246	10.20%	50.60	2/12/04	2/12/14	$216,547
Thomas J. Sargeant	45,202	8.19%	50.60	2/12/04	2/12/14	$174,028
Samuel B. Fuller	38,731	7.02%	50.60	2/12/04	2/12/14	$149,114
Leo S. Horey	33,576	6.09%	50.60	2/12/04	2/12/14	$129,268

(1)
This chart excludes options granted on February 12, 2003 with respect to the fiscal year ended December 31, 2002, including the following amounts for the Named Executive Officers: Mr. Blair—27,000; Mr. Naughton—24,000; Mr. Sargeant—20,700; Mr. Fuller—23,994; and Mr. Horey—19,221. Those grants were disclosed in the Company's Proxy Statement relating to its 2003 Annual Meeting of Stockholders.

(2)
A total of 551,509 options to purchase Common Stock were granted to employees of the Company with respect to the fiscal year ended December 31, 2003 including the options listed which were granted on the dates indicated. These options become exercisable in three equal installments on the first, second and third anniversaries of the date of grant. The Company's standard form of option agreement provides that all options will be forfeited upon a termination for cause. In addition, in the event of a termination for any of the following reasons, unvested options shall terminate and (subject to expiration of the original ten year term of the option) the individual will have the following time within which to exercise vested options: (i) six months following a termination of employment in the case of death; (ii) twelve months following a termination of employment due to disability or retirement; and (iii) three months following a termination for any other reason. The options provide for immediate vesting upon a change in control of the Company. The employment agreements for Messrs. Blair, Naughton, Sargeant, Fuller and Horey provide that options granted to them (i) shall be subject to accelerated vesting under certain circumstances as described in "Employment Agreements and Severance Arrangements" below, and (ii) shall, under certain circumstances, have exercise periods following a termination of employment that are nine to eighteen months longer than indicated above (e.g., an exercise period of one year, rather than three months, following a termination of employment without cause).

(3)
For the February 12, 2004 grants, the value is calculated using the Black-Scholes model with the following material assumptions: dividend yield of 6.06%, volatility of 17.29%, risk-free interest rates of 3.58%, actual number of forfeitures, and an expected life of approximately 7 years. The actual realized value will depend on the difference between the market value of the common stock on the date the option is exercised and the exercise price.

Option Exercises and Year-End Holdings

        The following table sets forth the aggregate number of options to purchase Common Stock that were exercised in 2003 and the value of options held as of December 31, 2003 by the Company's Named Executive Officers.

Aggregated Option Exercises in Fiscal Year 2003
and Fiscal Year-End 2003 Option Values

Name	Shares Acquired on Exercise(#)	Value Realized($)	Number of Securities Underlying Unexercised Options at Fiscal Year-End Exercisable/ Unexercisable(#)			Value of Unexercised in-the-Money Options at Fiscal Year-End Exercisable/ Unexercisable($)(1)
Bryce Blair	36,561	272,335	320,182	/	94,067	3,156,492	/	517,938
Timothy J. Naughton	26,890	178,689	195,302	/	63,990	2,027,612	/	360,726
Thomas J. Sargeant	27,597	292,196	249,602	/	58,648	2,432,910	/	317,668
Samuel B. Fuller	15,366	202,393	96,916	/	42,519	1,012,333	/	318,698
Leo S. Horey	0	0	119,418	/	49,338	1,159,470	/	285,305

(1)
Based on the last reported sale price of the Company's Common Stock on the NYSE on December 31, 2003 of $47.80 per share.

Employment Agreements and Severance Arrangements

        The summaries of agreements below are qualified in their entirety by reference to the complete agreements, which have been included as exhibits to the Company's Annual Report on Form 10-K for the year ended December 31, 2003 filed with the SEC.

        Employment Agreements.    The Company has entered into employment agreements with each of the Named Executive Officers. These agreements, including current renewal terms, expire on varying dates between December 2004 and November 2006, but provide for automatic one-year renewals (or two-year renewals in the case of Mr. Blair) thereafter, unless an advance notice of non-renewal is provided by either party to the other in advance of the expiration of the employment term. If there is a "change in control" of the Company (as defined in the employment agreements), the employment agreements will be automatically extended for three years from the date of the change of control. The employment agreements provide that, in general, for one year following termination by the Company for Cause (as defined in the employment agreements) or termination by the executive (other than in the event of a constructive termination without Cause) prior to a change in control of the Company, the executive will not compete in the multifamily rental real estate business within 30 miles of residential real estate owned or managed by the Company. In addition, the agreements provide that for one year following termination for any reason, the executive will not solicit for employment any of the employees of the Company.

        The officers' base salaries will be reviewed annually and may be adjusted upward, but may not be decreased. In addition, each employment agreement provides that, commencing at the close of each fiscal year, the Company shall review the performance of the executive and may provide the executive additional compensation in the form of a cash bonus and long-term equity incentives such as stock options and restricted stock grants.

        The employment agreements generally provide for termination and severance benefits in the case of a termination without Cause, a non-renewal of the agreement by the Company, or a voluntary resignation by the executive that is due to a constructive termination without cause (generally, (x) a change in control, (y) a material breach of the employment agreement or (z) a material change in the executive's employment circumstances by the Company). The employment agreements for Messrs. Blair and Sargeant provide that if the executive is terminated without Cause or voluntarily resigns after a constructive termination without Cause, or in the event of a termination due to disability, the executive will be entitled to the following severance benefits: (i) cash in an amount equal to three times (two times in the case of a termination due to disability) the average of the sum of the current year's and two preceding years' (A) base salary, plus (B) cash bonus earned, plus (C) the value of stock and equity-based compensation awards granted (the value of which is to be determined by the Compensation Committee) (such average is referred to as the executive's "Covered Average Compensation"); (ii) 36 months of medical and disability insurance benefits (24 months in the case of a termination due to disability); (iii) accelerated vesting of stock options and restricted stock awards; and (iv) continued payment of the whole-life portion of the premiums due on a life insurance policy for so long as such payments are due. The employment agreements with Messrs. Naughton, Fuller and Horey provide for generally similar severance benefits, but the cash amounts and periods for which the Company will reimburse medical and disability benefits are in some cases less than provided by the employment agreements with Messrs. Blair and Sargeant.

        In addition, if the Company elects not to renew the term of an employment agreement with Messrs. Blair or Sargeant, then upon the executive's termination of employment, the Company must provide the executive with the following severance benefits: (i) one times Covered Average Compensation, (ii) 24 months of medical and disability insurance benefits, (iii) accelerated vesting of stock options and restricted stock awards and (iv) continued payment of the whole-life portion of the premiums due on a life insurance policy for so long as such payments are due (or, if the Company is no longer permitted to pay these premiums, any substitute arrangements offered to other officers). In general, if the Company elects not to renew an employment agreement with Messrs. Naughton, Fuller or Horey then, upon the executive's termination of employment, the Company must provide the executive benefits that are comparable to those for Messrs. Blair and Sargeant, except that (i) accelerated vesting of equity awards and continued payment of life insurance premiums will only apply if the Company terminates the executive's employment during the two-year period following the non-renewal, and (ii) with respect to cash and medical and disability insurance benefits, Messrs. Naughton, Fuller and Horey would only be entitled to: (a) one times the sum of the executive's base salary for the current year plus one times the average cash bonus earned in the current year and preceding two years and (b) 12 months of medical and disability insurance benefits.

        Other Severance Arrangements.    The Company's agreements with its directors and officers governing compensatory stock option and restricted stock awards provide for immediate vesting (and, in the case of stock options, immediate exercisability) if a "change of control" (as defined in these agreements) occurs. In addition, upon the retirement of an employee (defined as termination of employment other than for cause after age 55 and after 10 years of service with the Company and its predecessors) (a) all of such employee's options shall automatically vest and (absent a specific agreement providing otherwise) shall be exercisable for one year thereafter and (b) all of such employee's restricted shares of stock shall continue to vest notwithstanding the employee's departure.

        Agreement with Mr. Meyer.    In connection with Mr. Meyer's retirement in May 2000 as Executive Chairman of the Company, the Company entered into a Mutual Release and Separation Agreement and a Retirement Agreement with Mr. Meyer. In recognition of Mr. Meyer's contributions to the Company during the 22 years he had served the Company as an officer, among the arrangements provided for in the Retirement Agreement were the payment to Mr. Meyer following his retirement in 2001 of $73,374 as a pro-rated bonus for his services during a portion of 2000; the continued payment of the whole-life portion of the premiums on a life insurance policy for so long as such premiums are due; and the forgiveness of a loan made by the Company in the amount of approximately $91,000. Under the terms of the Stock Incentive Plan, by reason of his retirement, all stock options owned by

Mr. Meyer at the time of his retirement vested. In addition, pursuant to the Retirement Agreement, certain option grants that had been made to Mr. Meyer, totaling 259,400 options in the aggregate, were amended so that the terms of such options would not expire until the end of the original grant terms. Mr. Meyer also entered into a three-year consulting agreement with the Company. For a description of Mr. Meyer's consulting arrangement, see "Certain Relationships and Related Transactions—Consulting and Non-Competition Arrangement with Mr. Meyer."

Compensation Committee Report on Executive Compensation

        Composition of Compensation Committee.    The Compensation Committee currently consists of Amy P. Williams (Chair), John J. Healy, Jr., and Charles D. Peebler, Jr.. The following is a summary of the compensation policies of the Company.

        Objectives of Executive Compensation.    The Company's executive compensation program is intended to attract, retain and reward experienced, highly-motivated executives who are capable of leading the Company effectively and contributing to its long-term growth and profitability. The Company's objective is to utilize a combination of cash and equity-based compensation to provide appropriate incentives for executives while aligning their interests with those of the Company's stockholders.

        The Company compensates its executive officers primarily through a combination of annual base salary, annual cash bonuses and annual awards under the Stock Incentive Plan. In recent years, and in setting compensation targets for 2003, the Committee's guiding principle has been that the compensation of the officer group should be targeted so that in a year when the Company achieves target performance (as determined by the Committee) the officer group's total compensation (including the value of restricted shares and employee stock options) would be at approximately the 75th percentile of compensation paid to officers with similar functions and positions at REITs (regardless of property type) that are similar in size to the Company. This principle has served only as a guide, and an officer could be targeted at more than or less than the 75th percentile based on performance, experience and tenure with the Company. In determining annual compensation targets consistent with this principle, the Committee has reviewed, in each of the last several years including 2003, data provided by a third-party compensation consultant regarding compensation of officers at REITs of similar size.

        The Committee has also in recent years, including for 2003, structured the compensation of the Chief Executive Officer, Chief Financial Officer and Chief Operating Officer with a view to setting the components of compensation so that, in a year when target performance is achieved, base salary, cash bonus and long-term equity would comprise approximately 25%, 25% and 50% of their total compensation, respectively. In the case of other senior officers, the allocation would be more evenly distributed so that base salary and cash bonus would be a greater percentage of total compensation.

          Base Salary. The Company establishes base salary levels for its key executives after reviewing their duties and making a subjective evaluation of recent performance, after reviewing base salary levels and total compensation for key executives of comparable REITs, and after determining the appropriate level of total compensation for the executive in a year when target performance is achieved.

          Cash Bonus. Under the Company's corporate bonus program, the Compensation Committee may award annual cash bonuses to officers for the achievement of specified performance goals by the Company, the individual and the individual's business unit, with varying weightings applied to each category of goals based on the individual's position within the Company. Each year, the Compensation Committee sets for each officer the threshold, target and maximum cash bonus that may be awarded to that officer if threshold, target or maximum goals are achieved. For bonuses granted in 2004 with respect to 2003, the Company-wide goals used in determining cash bonuses were (i) the achievement of a targeted level of Funds from Operations ("FFO") per share, (ii) the achievement of growth in FFO per share as compared to a peer group of apartment REITs, (iii) the achievement of a targeted average fixed charge coverage ratio, (iv) the operating performance of development and construction activities as compared to the original budgeted performance, and (v) the achievement by management of various corporate initiatives. The weightings applicable to each goal were set in advance. An evaluation of individual and business unit goals for each officer and business unit are recommended by the CEO to the Committee. The same categories of goals will be used to determine cash bonus awards to be granted in 2005 with respect to 2004.

          Long-Term Incentive Awards. Stock options and restricted stock granted under the Company's Stock Incentive Plan are designed to provide long-term performance incentives and rewards tied to the price of the Company's Common Stock. Generally, options will vest over a period of three years and shares of restricted stock will vest over a period of four years. Each year, the Compensation Committee sets for each executive officer the threshold, target and maximum number of options and restricted shares that may be granted to that officer if threshold, target or maximum goals are achieved by the Company and the individual's business unit. The Company goals for 2003 were (i) total shareholder return as measured against a peer group of apartment REITs, (ii) the multiple that the price of the Common Stock represents to the Company's FFO per share, as measured against a peer group of apartment REITs, and (iii) the achievement by management of various corporate initiatives. For awards to be granted in 2005 with respect to 2004, the same categories of goals will be used, with total shareholder return being measured on both an absolute basis (based on a three-year average) and a relative basis as measured against a peer group of apartment REITs. The weightings applicable to each goal have been set in advance. The business unit goals for long-term incentive awards are the same as the business unit goals for determining cash bonuses, but with a different weighting. The Compensation Committee views stock options and restricted stock as a means of aligning management and stockholder interests and expanding management's long-term perspective.

        Compensation Committee Procedures.    The Company's executive compensation program is administered under the direction of the Company's Compensation Committee, all members of which are independent under applicable NYSE standards. Final compensation determinations for each fiscal year are generally made in February of the following year after financial statements become available. At that time, cash bonuses and grants of stock options and restricted stock, if any, are determined based on the past year's performance, and base salaries and threshold, target and maximum cash bonuses and long-term incentive awards for the following fiscal year are set. At meetings held on November 14, 2003 and February 2, 2004, the Compensation Committee determined, and at a meeting held on February 12, 2004, the full Board of Directors ratified, the awards of annual cash bonuses, stock options and restricted stock described in the Summary Compensation Table included in this Proxy Statement. Final determinations as to compensation and bonus awards for the CEO are made by a vote of the independent directors only.

        Compensation of the Chief Executive Officer.    The Compensation Committee considers the Company's financial performance to be the principal determinant in the overall compensation package of the Chief Executive Officer. In determining the cash bonuses and long-term incentive awards that should be provided to this officer, the Compensation Committee considers the same financial criteria that are used for other officers. The Committee also considers individual performance of this officer.

        In his capacity as Chief Executive Officer, Mr. Blair received in 2003 as base salary $561,467, and the Compensation Committee believes that this amount, when considered together with the cash bonus and long-term equity incentive compensation, is consistent with the Company's performance and his contributions to such performance and is in accord with industry practices. Based on the process and goals described above for determining bonuses, in February 2004 the Committee approved for Mr. Blair, with respect to 2003 performance, a cash bonus of $585,239 and an award of 19,842 shares of restricted stock and 104,312 options.

        Compensation of Other Executive Officers.    The Company's executive compensation program for other executive officers is based on the same Company-wide goals described above for the Chief Executive Officer, with varying individual and business unit goals. The Compensation Committee considers the evaluations and recommendations of the Chief Executive Officer with respect to the compensation of the other executive officers of the Company. Based on the process and goals described above for determining bonuses, the Compensation Committee approved for the Named Executive Officers the cash bonuses and grants of options and restricted stock described in the Summary Compensation Table.

        Section 162(m).    The SEC requires that this report comment upon the Company's policy with respect to Section 162(m) of the Code, which limits the deductibility on the Company's tax return of compensation over $1 million to any of the Named Executive Officers of the Company unless, in general, the compensation is paid pursuant to a plan which is performance-related, non-discretionary and has been approved by the Company's stockholders. The Company believes that, because it qualifies as a REIT under the Code and pays dividends sufficient to minimize federal income taxes, the payment of compensation that does not satisfy the requirements of Section 162(m) will generally not affect the Company's net income. To the extent that compensation does not qualify for deduction under Section 162(m), a larger portion of stockholder distributions may be subject to federal income taxation as dividend income rather than return of capital. The Company does not believe that Section 162(m) will materially affect the taxability of stockholder distributions, although no assurance can be given in this regard due to the variety of factors that affect the tax position of each stockholder. For these reasons, the Compensation Committee's compensation policy and practices are not directly guided by considerations relating to Section 162(m).

  Submitted by the Compensation Committee:

      Amy P. Williams (Chair)
      John J. Healy, Jr.
      Charles D. Peebler, Jr.

Report of the Audit Committee

        The Audit Committee reviews the Company's financial reporting process on behalf of the Board of Directors. Management has primary responsibility for this process, including the Company's system of internal controls, and for the preparation of the Company's consolidated financial statements in accordance with generally accepted accounting principles. The Company's independent auditors, and not the Audit Committee, are responsible for auditing and expressing an opinion on the conformity of the Company's audited financial statements to generally accepted accounting principles.

        In this context, during 2003 the Audit Committee reviewed and discussed the audited financial statements with management and the independent auditors. The Audit Committee also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). In addition, the Audit Committee received from the independent auditors the written disclosures required by Independence Standards Board No. 1 (Independence Discussions with Audit Committees) and discussed with the independent auditors their independence from the Company and its management.

        Relying on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in the Company's Annual Report on SEC Form 10-K for the year ended December 31, 2003, for filing with the SEC.

  Submitted by the Audit Committee

      Bruce A. Choate (Chair)
      Allan D. Schuster
      Amy P. Williams

Fiscal 2002 and 2003 Audit Fee Summary

        During fiscal years 2002 and 2003, the Company retained its principal auditor, Ernst & Young LLP, to provide services in the following categories and approximate amounts:

	2002	2003
Audit fees(1)	$351,000	203,750
Audit related fees(2)	$188,250	206,350
Tax fees(3)	$135,000	142,000
All other fees	$0	0

(1)
Audit fees for 2002 include fees to re-audit 2000 and 2001 financial statements as a result of communities sold or held for sale, which re-audits were performed by Ernst & Young rather than Arthur Andersen, which had originally audited the 2000 and 2001 financial statements.

(2)
Audit related fees include fees for services traditionally performed by the auditor such as subsidiary audits, employee benefit audits, and accounting consultation.

(3)
Tax fees include preparation and review of subsidiary tax returns and taxation advice.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors

        The Audit Committee pre-approves all audit and permissible non-audit services provided by the independent auditors. These services may include audit services, audit-related services, tax services and other services. Pre-approval is provided for up to one year, and any pre-approval is detailed as to the particular service or category of services and is subject to a specific budget. The independent auditors and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent auditors in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis.

Stock Performance Graph

        The following graph provides a comparison, from December 1998 through December 2003, of the cumulative total stockholder return (assuming reinvestment of dividends) among the Company, the Standard & Poor's ("S&P") 500 Index, and a peer group index composed of 20 publicly-traded apartment REITs, including the Company (the "NAREIT Apartment Index"). The NAREIT Apartment Index includes only REITs that invest directly or indirectly solely in the equity ownership of multifamily residential apartment communities. Upon written request to the Company's Secretary, the Company will provide any stockholder with a list of the REITs included in the NAREIT Apartment Index.

	12/98	12/99	12/00	12/01	12/02	12/03
AvalonBay	100	107.46	163.78	163.27	143.90	187.42
NAREIT Apartment Index	100	110.71	150.00	163.00	153.01	192.00
S&P 500	100	121.04	110.02	96.94	75.52	97.18

        The historical information set forth above is not necessarily indicative of future performance. Data for the NAREIT Apartment Index and the S&P 500 Index were provided to the Company by NAREIT.

Compensation Committee Interlocks and Insider Participation

        The Compensation Committee consists of John J. Healy, Jr. Charles D. Peebler, Jr., and Amy P. Williams. None of them has served as an officer of the Company or any of its subsidiaries. No member of the Compensation Committee has any other business relationship or affiliation with the Company or any of its subsidiaries (other than his or her service as a director).

Principal Stockholders

        The following table sets forth the beneficial ownership of Common Stock as to (i) each person or entity who is known by the Company to have beneficially owned more than five percent of the Common Stock as of December 31, 2003; (ii) each of the Company's directors and Nominees as of February 1, 2004; (iii) each of the Named Executive Officers as of February 1, 2004; and (iv) all directors and executive officers as a group as of February 1, 2004, based on representations of officers and directors of the Company and filings through February 2004 received by the Company on Schedule 13G under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). All such information was provided by the stockholders listed and reflects their beneficial ownership known by the Company. All percentages have been calculated as of February 1, 2004 and are based upon

70,975,692 shares of Common Stock outstanding at the close of business on such date (unless otherwise indicated).

Name and Business Address of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned (1)		Percent of Class (%)
Bryce Blair	502,782	(2)	*
Bruce A. Choate	50,500	(3)	*
Samuel B. Fuller	169,980	(4)	*
John J. Healy, Jr.	65,000	(5)	*
Leo S. Horey	175,516	(6)	*
Gilbert M. Meyer	1,431,965	(7)	2.0
Timothy J. Naughton	311,517	(8)	*
Charles D. Peebler, Jr.	19,000	(9)	*
Lance R. Primis	33,825	(10)	*
Thomas J. Sargeant	358,453	(11)	*
Allan D. Schuster	68,606	(12)	*
Amy P. Williams	21,500	(13)	*
All directors and executive officers as a group (13 persons)	3,233,022	(14)	4.4
Cohen & Steers Capital Management, Inc. 757 Third Avenue, New York, NY 10017	6,685,265	(15)	9.4
LaSalle Investment Management, Inc. 200 East Randolph Drive, Chicago, Il 60601	6,613,475	(16)	9.3
Morgan Stanley 1585 Broadway, New York, NY 10036	6,070,166	(17)	8.6

*
Less than one percent

(1)
Except as otherwise noted, each individual in the table above has the sole voting and investment power over the shares listed.

(2)
Includes (i) 369,049 shares issuable upon the exercise of stock options that vest on or before April 1, 2004 and (ii) 435 shares held indirectly for minor children.

(3)
Includes 49,000 shares issuable upon the exercise of stock options that vest on or before April 1, 2004. Does not include 17,699 shares issuable in the future under deferred stock awards granted to Mr. Choate in lieu of restricted stock awards pursuant to elections under the Stock Incentive Plan.

(4)
Includes 117,885 shares issuable upon the exercise of stock options that vest on or before April 1, 2004.

(5)
Includes 59,000 shares issuable upon the exercise of stock options that vest on or before April 1, 2004. Does not include 13,501 shares issuable in the future under deferred stock awards granted to Mr. Healy in lieu of restricted stock awards pursuant to elections under the Stock Incentive Plan.

(6)
Includes (i) 139,800 shares issuable upon the exercise of stock options that vest on or before April 1, 2004 and (ii) 40,717 shares owned jointly with spouse.

(7)
Includes (i) 375,400 shares issuable upon the exercise of stock options that vest on or before April 1, 2004 and (ii) 1,056,565 shares owned jointly with spouse. Does not include 33,802 shares issuable in the future under deferred stock awards granted to Mr. Meyer in lieu of restricted stock awards pursuant to elections made under the Stock Incentive Plan.

(8)
Includes 230,714 shares issuable upon the exercise of stock options that vest on or before April 1, 2004.

(9)
Includes 14,000 shares issuable upon the exercise of stock options that vest on or before April 1, 2004. Does not include 5,418 shares issuable in the future under deferred stock awards granted to Mr. Peebler in lieu of a restricted stock award pursuant to an election under the Stock Incentive Plan.

(10)
Includes 24,000 shares issuable upon the exercise of stock options that vest on or before April 1, 2004.

(11)
Includes (i) 283,143 shares issuable upon the exercise of stock options that vest on or before April 1, 2004, and (ii) 1,352 shares held by Mr. Sargeant's spouse.

(12)
Includes 59,366 shares issuable under the exercise of stock options that vest on or before April 1, 2004. Does not include 10,365 shares issuable in the future under deferred stock awards granted to Mr. Schuster in lieu of restricted stock awards pursuant to elections under the Stock Incentive Plan.

(13)
Includes 14,000 shares issuable upon the exercise of stock options that vest on or before April 1, 2004.

(14)
Includes 1,753,176 shares issuable upon the exercise of stock options that vest on or before April 1, 2004.

(15)
The information reported is based upon a Schedule 13G filed with the SEC on February 17, 2004 reporting beneficial ownership as of December 31, 2003. This Schedule 13G indicates that the reporting entity is an investment adviser registered under Section 203 of the Investment Advisers Act of 1940. The Schedule 13G also indicates that the reporting entity has sole dispositive power with respect to all of the shares and sole voting power with respect to 5,869,765 of the shares. The reporting entity has no shared dispositive or shared voting power with respect to the shares.

(16)
The information reported includes 5,507,193 shares beneficially owned by LaSalle Investment Management (Securities), L.P. ("LaSalle Securities"), a Maryland limited partnership, the limited partner of which is LaSalle Investment Management, Inc. ("LaSalle"). Information reported is based upon a Schedule 13GA filed with the SEC on February 27, 2004 reporting beneficial ownership as of December 31, 2003. The Schedule 13GA indicates that the reporting entities are investment advisers registered under Section 203 of the Investment Advisers Act of 1940. The Schedule 13GA also indicates that (i) LaSalle has shared dispositive power with respect to 821,624 shares and no shared voting power with respect to the shares and (ii) LaSalle Securities has shared dispositive power with respect to 5,306,680 shares and shared voting power with respect to 5,044,336 shares.

(17)
The information reported includes 5,385,548 shares beneficially owned by Morgan Stanley Investment Management Inc. ("Morgan Stanley Investment"), a wholly owned subsidiary of Morgan Stanley. Information reported is based upon a Schedule 13G filed with the SEC on February 17, 2004 reporting beneficial ownership as of December 31, 2003. The Schedule 13G indicates that Morgan Stanley Investment is an investment adviser registered under Section 203 of the Investment Advisers Act of 1940 and Morgan Stanley is a parent holding company. The Schedule 13G also indicates that (i) Morgan Stanley has shared dispositive power with respect to 4,536,707 shares and shared voting power with respect to 4,536,707 shares and (ii) Morgan Stanley Investment has shared dispositive power with respect to 3,983,889 shares and shared voting power with respect to 3,983,889 shares.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Exchange Act requires persons who are officers of the Company as defined by Section 16, directors and persons who own more than 10% of a registered class of the Company's equity securities (collectively, "Insiders") to file reports of ownership and changes in ownership with the SEC and one national securities exchange on which such securities are registered. In accordance with Rule 16a-3(c) under the Exchange Act, the Company has designated the NYSE as the national securities exchange with which reports pursuant to Section 16(a) of the Exchange Act need to be filed. Insiders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file. To the Company's knowledge, based solely on a review of copies of such reports and written representations that no other reports were required during the fiscal year ended December 31, 2003, all filing requirements applicable to the Insiders were timely satisfied, with the exception of the following: On January 15, 2003, 2,625 deferred stock units belonging to Lance Primis, a director, were automatically converted into shares of common stock without any action on his part in accordance with an election made at the time such deferred units were granted. The Form 4 relating to this transaction was inadvertently not filed when due (January 19, 2004) but rather was filed on January 29, 2004.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Purchase of Mortgage Loan.

        Mr. Blair is a partner of an entity that is the general partner of Arbor Commons Associates Limited Partnership ("Arbor Commons Associates"). Concurrently with Avalon Properties' initial public offering in November 1993, Avalon Properties purchased an existing participating mortgage loan made to Arbor Commons Associates that was originated by CIGNA Investments, Inc. The mortgage loan is secured by Arbor Commons Associates' interests in the Avalon Arbor community. Avalon Properties purchased the mortgage loan from the lender, rather than purchasing the Avalon Arbor community from Arbor Commons Associates, to avoid the current recapture of certain low income housing tax credits by certain unaffiliated third party investors. The mortgage loan accrues interest at a fixed rate of 10.2% per annum, payable at 9% per annum. As of February 1, 2004, the outstanding amount of the mortgage loan, including principal and interest, was approximately $27.6 million. During 2003, the largest amount outstanding under the loan was approximately $27.3 million. Under the terms of the loan, the Company (as successor to Avalon Properties) will receive (as contingent interest), if available, 50% of the cash flow after the 10.2% accrual rate is paid and 50% of the residual profits upon the sale of the community. In addition, the Company manages the Avalon Arbor community and received approximately $141,000 in 2003 from Arbor Commons Associates for rendering such management services. In January 2004, Arbor Commons Associates was unable to make its mortgage note payment, resulting in a default on the note receivable held by the Company. In February 2004, Arbor Commons Associates remedied this default by paying the outstanding payment.

Indebtedness of Management.

        During 2002, the Company maintained a loan program that was available on a voluntary basis to any employee who received restricted stock awards under the Stock Incentive Plan ("Grant Awards"). Under the program, the Company loaned amounts to participating employees ("Stock Loans") for the sole purpose of financing the employees' estimated tax withholding liabilities related to the vesting of Grant Awards. Under the terms of the loan program Stock Loans were made for one-year terms; were secured by a pledge to the Company by the borrower of the stock that vested and gave rise to the tax withholding liabilities with respect to which the borrower received the Stock Loan (the "Pledged Stock"); and were a personal full recourse obligation of the borrower such that the Company's recourse under the notes for repayment of the Stock Loans was not limited to the Pledged Stock. Dividends on the Pledged Stock, as well as dividends on all unvested shares of stock that were from the same restricted stock grant as the Pledged Stock, were paid to the Company and applied first towards interest, late fees and other charges, and then to outstanding principal on the Stock Loan. The interest rate for loans originated in 2002 was 3.69%.

        In accordance with the prohibition contained in the Sarbanes-Oxley Act of 2002 against loans by a corporation to its executive officers, Stock Loans to executive officers were not renewed and, accordingly, all Stock Loans to executive officers matured and were fully repaid on or prior to March 1, 2003. During 2003, the largest amounts outstanding under the Stock Loans made to the Company's executive officers, prior to their repayment in full when due, were as follows: Mr. Blair—$201,686; Mr. Naughton—$87,507; Mr. Sargeant—$121,152; and Mr. Horey—$123,991. All other employees were permitted to roll over existing loan balances for one additional year, through March 1, 2004. No new amounts were advanced to any employees in 2003 under the Stock Loan Program, and the Company discontinued the program after existing balances were repaid in March 2004.

Consulting and Non-Competition Arrangement with Mr. Meyer.

        In March 2000, the Company and Mr. Meyer announced that Mr. Meyer would retire as Executive Chairman of the Company in May 2000. Although Mr. Meyer ceased his day-to-day involvement with the Company as an executive officer, Mr. Meyer continues to serve as a director and is standing for re-election as a director. In addition, pursuant to a consulting agreement, Mr. Meyer agreed to serve as a consultant to the Company for three years following his retirement. In such capacity he agreed to assist with respect to transitional matters in connection with his retirement, to respond to requests for assistance or information concerning business matters with which he became familiar while employed, and to provide business advice and counsel to the Company with respect to business strategies and acquisitions, dispositions, development and redevelopment of multifamily rental properties. In addition, Mr. Meyer agreed that during the three-year consulting period he would not participate, as an officer, employee, consultant or in any other manner, in the affairs of a publicly-traded REIT or publicly-traded real estate company that, in either case, is primarily or significantly involved in the ownership, operation, management or rental of multifamily apartment homes. During the three-year consulting and noncompetition arrangement, the Company paid to Mr. Meyer an annual fee of $1,395,000. In addition, in recognition of extra efforts that were needed during the first four calendar quarters of his retirement on account of transitional matters, the Company paid to Mr. Meyer an additional 5,880 shares of Common Stock per calendar quarter. In addition to the consulting agreement, in connection with Mr. Meyer's retirement the Company also entered into a Mutual Release and Separation Agreement and a Retirement Agreement (see "Employment Agreements and Severance Arrangements"). Pursuant to the Retirement Agreement, additional noncompetition arrangements of a more restrictive nature than described above will apply for so long as Mr. Meyer serves as a director of the Company.

PROPOSAL 2
STOCKHOLDER PROPOSAL

Proposal

        The Company has been notified that Nick Rossi, custodian for Katrina Wubbolding, or his designated representative, intends to present the following proposal for action at the Annual Meeting. The proponent is the beneficial owner of 200 shares of Common Stock. The Board of Directors recommends that you vote AGAINST this proposal for the reasons described in its Statement in Opposition, which is set forth immediately following the text of the stockholder's proposal and supporting statement. The stockholder's proposal and supporting statement as submitted read as follows:

"Shareholder Input on Poison Pills

        RESOLVED: Shareholders request that our Directors increase shareholder voting rights and submit the adoption, maintenance or extension of any poison pill to a shareholder vote as a separate ballot item as soon as may be practical. Also once this proposal is adopted, any dilution or removal of this proposal is requested to be submitted to a shareholder vote as a separate ballot item at the earliest possible shareholder election. Directors have the flexibility of discretion accordingly in scheduling the earliest shareholder vote and in responding to shareholder votes.

        This topic won an overall 60% yes-vote at 79 companies in 2003. I do not see how our Directors could object to this proposal because it gives our Directors the flexibility to ignore our shareholder vote if our Directors seriously believe they have a good reason. I believe that there is a greater tendency for shareholders, who more closely follow our company, to vote in favor of this proposal topic.

        Nick Rossi, P.O. Box 249, Boonville, Calif. 95415 submitted this proposal.

  Shareholders' Central Role

        Putting poison pills to a vote is a way of affirming the central role that shareholders should play in the life of a corporation. An anti-democratic scheme to flood the market with diluted stock is not a reason that a tender for our stock should fail.

        Source: The Motley Fool

        The key negative of poison pills is that pills can preserve management deadwood instead of protecting investors.

        Source: Morningstar.com

  Akin to a Dictator

        Poison pills are akin to a dictator who says, "Give up more of your freedom and I'll take care of you."

        Source: T.J. Dermot Dunphy, CEO of Sealed Air (NYSE) for more than 25 years.

        I believe our board may be tempted to partially implement this proposal to gain points in the new corporate governance scoring systems. I do not believe that a partial implementation, which could still allow our directors to give us a poison pill on short notice, would be a substitute for complete implementation.

  The Potential of a Tender Offer Can Motivate Our Directors

        Hectoring directors to act more independently is a poor substitute for the bracing possibility that shareholders could turn on a dime and sell the company out from under its present management.

        Wall Street Journal, Feb. 24, 2003

  Council of Institutional Investors Recommendation

        The Council of Institutional Investors www.cii.org, an organization of 130 pension funds investing $2 trillion, called for shareholder approval of poison pills. Based on the 60% overall yes-vote in 2003 many shareholders believe companies should allow their shareholders a vote.

Shareholder Input on Poison Pills
Yes on 2"

Directors Statement in Opposition to Stockholder's Proposal

  The Board recommends you vote AGAINST this proposal for the following reasons:

        The Company does not currently have a shareholder rights agreement or "poison pill" in place and has no present intention of adopting a shareholder rights agreement. However, the Board believes that a rights agreement can be an important tool, under certain circumstances, for protecting the interests of shareholders, as discussed below. Therefore, the Board believes that it is in the shareholders' best interest for the Board to be able to adopt a rights agreement quickly, without a delay to seek shareholder approval, if the Board deems such adoption to be consistent with the exercise of its fiduciary responsibilities to the Company and its shareholders.

        The Board understands that there are investors who are generally opposed to shareholders rights agreements and believe shareholders should have the ability to vote on the adoption and/or retention of a shareholder rights agreement. Therefore, the Board has adopted a policy regarding shareholder rights agreements that provides that:

  •
  no shareholder rights agreement shall be adopted unless such action is approved by a majority of the Company's directors who satisfy the independence requirements established by the New York Stock Exchange for listing on that exchange and such directors find that such action is consistent with the exercise of their fiduciary responsibilities to the Company and its shareholders, and

  •
  in the event that a shareholder rights agreement is adopted by the Board and did not receive shareholder approval prior to its implementation, such shareholder rights agreement shall expire on the one-year anniversary of its implementation unless it is ratified by the shareholders prior to that date.

        The full text of the Board's policy statement regarding shareholder rights agreements is available in the "Investor Relations" section of the Company's website at www.avalonbay.com.

        The Board believes this policy substantially addresses the fundamental concerns expressed by this shareholder proposal while preserving the Board's flexibility to act expeditiously when circumstances warrant. We believe that preserving the Board's authority to act expeditiously in this manner has the following benefits for the Company and its shareholders:

  •
  In the event of an unsolicited acquisition proposal, a rights agreement could give the Board more time to evaluate a takeover proposal and to improve the Board's bargaining power with the bidder on behalf of the Company's shareholders;

  •
  A rights agreement can deter coercive takeover tactics, such as partial or two-tiered tender offers (whereby an acquirer offers to purchase a controlling block of shares at a certain price and the remaining shares at a lower price), which may unfairly pressure shareholders to sell their stock at prices below its fair market value and result in unequal treatment of shareholders;

  •
  A rights agreement can protect the Company and its shareholders from an acquirer avoiding payment of a control premium by gradually accumulating a controlling block of stock in the open market, particularly during a period of a temporary decrease in the Company's stock price; and

  •
  A rights agreement, by deterring the foregoing abusive acquisition techniques, can protect shareholders from the costs associated with the distraction of management and employees and the loss of valuable employees caused by the threat of such acquisition proposals.

        In recommending a vote against the proposal, the Board has not determined whether the Company should or should not adopt a rights agreement at any particular time in the future. If and when such a determination is made, the Board will carefully deliberate and consider the facts and circumstances prevailing at that time in light of its fiduciary duties.

        The Board has a long-standing commitment to sound corporate governance policies for the benefit of the Company's shareholders and believes that the adoption of its policy statement on shareholder rights agreements is consistent with sound corporate governance.

Required Vote and Recommendation

        Only stockholders of record of Common Stock as of the close of business on the Record Date are entitled to vote on this proposal. Proxies will be voted against Proposal 2 unless contrary instructions are set forth on the enclosed Proxy Card. The affirmative vote of a majority of the votes cast for Proposal 2 at the meeting, provided that a quorum is present, will be sufficient to approve the proposal. Accordingly, abstentions and broker non-votes will have no effect on the outcome of the proposal, although they will be included in the number of shares present at the Annual Meeting for purposes of establishing a quorum. Because Proposal 2 is a request that the Board take steps to implement the proposal, approval of Proposal 2 may not result in the requested action being taken, nor is the Board required to initiate such steps to take that action.

  The Board of Directors Unanimously Recommends a Vote Against This Proposal

INDEPENDENT PUBLIC ACCOUNTANTS

        The Company has selected Ernst & Young LLP ("Ernst & Young") as its principal independent accountant for fiscal year 2004. Ernst & Young was also the Company's principal independent accountant for fiscal year 2003.

        On May 29, 2002, Arthur Andersen LLP ("Arthur Andersen") was dismissed and Ernst & Young was engaged as the principal independent accountant for the Company. The decision to change accountants was recommended by the Company's Audit Committee and unanimously approved by the Company's Board of Directors.

        The reports of Arthur Anderson on the financial statements of the Company for the year ended December 31, 2001 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles.

        During the Company's fiscal year ended December 31, 2001, and the subsequent interim period through May 29, 2002, there were no disagreements with Arthur Andersen on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of Arthur Andersen, would have caused Arthur Andersen to make reference to the subject matter of the disagreements in connection with its reports. None of the reportable events described in Item 304(a)(1)(v) of Regulation S-K occurred during the fiscal year ended December 31, 2001, or the subsequent interim period through May 29, 2002.

        During the Company's fiscal year ended December 31, 2001, and the subsequent interim period through May 29, 2002, Ernst & Young had not been engaged as an independent accountant to audit either the Company's financial statements or the financial statements of any of its consolidated subsidiaries, nor had Ernst & Young been consulted regarding the application of the Company's accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company's financial statements, or any other matters or reportable events listed in Items 304(a)(2)(i) and (ii) of Regulation S-K.

        Representatives of Ernst & Young are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so. They are also expected to be available to respond to appropriate questions.

OTHER MATTERS

Solicitation of Proxies

        The cost of solicitation of proxies for the Annual Meeting will be paid by the Company. In addition to the solicitation of proxies by mail, the directors, officers and employees of the Company may also solicit proxies personally or by telephone without additional compensation for such activities. The Company will also request persons, firms and corporations holding shares in their names or in the names of their nominees, which are beneficially owned by others, to send proxy materials to and obtain proxies from such beneficial owners. The Company will reimburse such holders for their reasonable expenses.

Stockholder Proposals for Annual Meetings

        Stockholder proposals submitted pursuant to Exchange Act Rule 14a-8 for inclusion in the Company's proxy statement and form of proxy for the 2005 annual meeting of stockholders must be received by the Company by November 26, 2004. Such a proposal must also comply with the requirements as to form and substance established by the SEC for such a proposal to be included in the proxy statement and form of proxy.

        In accordance with our current Bylaws, for a proposal of a stockholder to be raised from the floor and presented at the Company's 2005 annual meeting of stockholders, other than a stockholder proposal intended to be included in our proxy statement and submitted pursuant to Rule 14a-8 of the Exchange Act, a stockholder's notice must be delivered to, or mailed and received at, the principal executive offices of the Company, together with all supporting documentation required by the Company's Bylaws, (A) not prior to November 26, 2004 nor later than December 26, 2004 or (B) in the event that the notice for the 2004 annual meeting of stockholders is sent out more than 30 days prior to or after March 26, 2005, (i) not earlier than the close of business on the 120th day prior to the date on which notice of the date of such meeting is mailed to stockholders, and (ii) not later than the close of business on the later of (x) the 90th day prior to the date of mailing of the notice for such annual meeting or (y) the 10th day following the day on which public announcement of the date of mailing of the notice for such annual meeting is first made. You may contact the Company's Secretary at the address mentioned below for a copy of the relevant Bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates. Any such proposals should be mailed to: AvalonBay Communities, Inc., 2900 Eisenhower Avenue, Suite 300, Alexandria, Virginia 22314, Attention: Secretary.

Other Matters to be Presented

        The Board of Directors does not know of any matters other than those described in this Proxy Statement which will be presented for action at the Annual Meeting. If other matters are presented, proxies will be voted in accordance with the discretion of the proxy holders.

        Regardless of the number of shares you own, your vote is important to the Company. Please complete, sign, date and promptly return the enclosed proxy card or authorize a proxy by telephone or over the Internet to vote your shares by following the instructions on your proxy card.

AVALONBAY COMMUNITIES, INC.

ANNUAL MEETING OF STOCKHOLDERS, MAY 5, 2004, 10:00 A.M. LOCAL TIME.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

P R O X Y

The undersigned stockholder of AvalonBay Communities, Inc., a Maryland corporation (the "Company"), hereby appoints Bryce Blair, Timothy J. Naughton, and Thomas J. Sargeant, and each of them, as proxies for the undersigned, each with full power of substitution, to attend the Annual Meeting of Stockholders of the Company (the "Annual Meeting"), to be held at the Marriott Residence Inn – Old Town, 1456 Duke Street, Alexandria, VA 22314 on May 5, 2004, 10:00 a.m. local time, and any adjournments or postponements thereof, to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at the Annual Meeting and otherwise to represent the undersigned with all of the powers the undersigned would possess if personally present at the Annual Meeting. The undersigned hereby acknowledges receipt of the Notice of the Annual Meeting of Stockholders and of the Proxy Statement and revokes any proxy heretofore given with respect to the Annual Meeting.

IF THIS PROXY IS PROPERLY EXECUTED, THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST AS DIRECTED HEREIN, BUT IF THIS PROXY IS EXECUTED BUT NO INSTRUCTIONS ARE SPECIFIED, THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST "FOR" PROPOSAL 1 AND "AGAINST" PROPOSAL 2. IF ANY OTHER BUSINESS IS PRESENTED AT THE ANNUAL MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF, INCLUDING WHETHER OR NOT TO ADJOURN THE ANNUAL MEETING, THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST BY THE PROXIES IN THEIR DISCRETION. AT THE PRESENT TIME, THE BOARD OF DIRECTORS IS NOT AWARE OF ANY OTHER BUSINESS TO BE PRESENTED AT THE ANNUAL MEETING. THIS PROXY ALSO CONFERS DISCRETIONARY AUTHORITY ON THE PROXIES TO VOTE WITH RESPECT TO THE ELECTION OF ANY INDIVIDUAL AS DIRECTOR WHERE ONE OR MORE NOMINEES ARE UNABLE TO SERVE, OR FOR GOOD CAUSE WILL NOT SERVE, AND WITH RESPECT TO MATTERS INCIDENTAL TO THE CONDUCT OF THE ANNUAL MEETING. STOCKHOLDERS WHO PLAN TO ATTEND THE ANNUAL MEETING MAY REVOKE THEIR PROXY BY CASTING THEIR VOTE AT THE ANNUAL MEETING IN PERSON.

SEE REVERSE SIDE	PLEASE COMPLETE, DATE, SIGN AND PROMPTLY MAIL THIS PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE	SEE REVERSE SIDE

AVALONBAY COMMUNITIES, INC.
2900 EISENHOWER AVENUE
SUITE 300
ALEXANDRIA, VA 22314

Please take a moment now to authorize a proxy to vote the shares of AvalonBay Communities, Inc. common stock at the 2004 Annual Meeting of Stockholders.

YOU CAN AUTHORIZE A PROXY TO VOTE
THE SHARES TODAY IN ONE OF THREE WAYS:

VOTE BY INTERNET – www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE – 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to AvalonBay Communities, Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: AVABAY	KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

AVALONBAY COMMUNITIES, INC.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL 1 AND "AGAINST" PROPOSAL 2

1.
To elect the following eight individuals to serve until the 2005 Annual Meeting of Stockholders and until their respective successors are elected and qualify:
	(01) Bryce Blair, (02) Bruce A. Choate, (03) John J. Healy, Jr., (04) Gilbert M. Meyer, (05) Charles D. Peebler, Jr., (06) Lance R. Primis, (07) Allan D. Schuster, and (08) Amy P. Williams.	For All ☐	Withhold All ☐	For All Except ☐	To withhold authority to vote, mark "For All Except" and write the nominee's number on the line below.

2.	To consider and vote upon the stockholder proposal described in the Proxy Statement if properly presented at the Annual Meeting.		For ☐	Against ☐	Abstain ☐
3.	To vote and otherwise represent the undersigned on any other matter that may properly come before the Annual Meeting or any adjournment or postponement thereof in the discretion of the proxy holder.

Please sign exactly as your name appears on this card. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If shares are held jointly, each holder should sign. If executed by a company or partnership, the proxy should be executed in the full corporate or partnership name and signed by a duly authorized person, stating his or her title or authority.
	Yes	No
Please indicate if you plan to attend this meeting	☐	☐

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

QuickLinks

PROPOSAL 1 ELECTION OF DIRECTORS
Summary Compensation Table
Aggregated Option Exercises in Fiscal Year 2003 and Fiscal Year-End 2003 Option Values
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
PROPOSAL 2 STOCKHOLDER PROPOSAL
INDEPENDENT PUBLIC ACCOUNTANTS
OTHER MATTERS